Exhibit 4.1

CARLISLE COMPANIES INCORPORATED

and

U.S. BANK NATIONAL ASSOCIATION
as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of September 28, 2021

FIFTH SUPPLEMENTAL INDENTURE, dated as of September 28, 2021 (this “Supplemental Indenture”), between CARLISLE COMPANIES INCORPORATED, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor to State Street Bank and Trust Company, as successor to Fleet National Bank), a national banking association in its capacity as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and Fleet National Bank (with the Trustee as its successor) previously entered into an indenture, dated as of January 15, 1997 (as supplemented by the First Supplemental Indenture, dated as of August 18, 2006, the Second Supplemental Indenture, dated as of December 9, 2010, the Third Supplemental Indenture, dated as of November 20, 2012, and the Fourth Supplemental Indenture, dated as of February 28, 2020, the “Indenture”) providing for the issuance from time to time of one or more series of Securities of the Company;

WHEREAS, Section 901 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture without the consent of any Holders to, among other things, add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities not yet outstanding and, subject to certain conditions, change or eliminate any provision or to make any other provisions with respect to matters or questions arising under the Indenture;

WHEREAS, the Company desires to issue $300,000,000 aggregate principal amount of 0.550% Senior Notes due 2023 and $550,000,000 aggregate principal amount of 2.200% Senior Notes due 2032 (collectively, the “Notes”) and, in connection therewith, to make certain amendments to the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company and the Trustee, in accordance with its terms, and a valid and legally binding amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article One
AMENDMENTS

Section 101           The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Holders and the obligations of the Company with respect to), the Notes and to any other Securities that may be issued under the Indenture from time to time after the date hereof. The provisions of this Supplemental Indenture shall, with respect to the Notes and any other Securities that may be issued under the Indenture from time to time after the date hereof, supersede any corresponding provisions in the Indenture. Subject to the preceding sentence, and except as otherwise provided herein, the provisions of the Indenture shall apply to the Notes and any other Securities that may be issued under the Indenture from time to time after the date hereof and govern the rights of the Holders of the Securities and the obligations of the Company and the Trustee with respect thereto.

Section 102          The Company hereby makes the following amendments to the Indenture, applicable only to the Notes and any other Securities that may be issued under the Indenture from time to time after the date hereof:

(a)          The definition of “Officers’ Certificate” in Section 101 is hereby deleted and replaced in its entirety by the following: “Officer’s Certificate” means a certificate signed by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary, an Assistant Secretary, the Controller or any Assistant Controller, in each case, of the Company and delivered to the Trustee. Each such Officer’s Certificate shall include the statements required by Section 102 hereof.” Any reference in the Indenture to an “Officers’ Certificate” shall refer to an “Officer’s Certificate”.

(b)         The following provision is added as Section 116 of the Indenture:

“Section 116.         Notices Generally; Electronic Notices.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to the Trustee hereunder must be in the form of a document that is signed manually, by facsimile or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company’s authorized representative), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee and the risk of interception and misuse by third parties.”

(c)         Section 303 of the Indenture is hereby amended by replacing the first paragraph therein with the following:

“The Securities shall be signed on behalf of the Company by its Chairman of the Board of Directors, its Vice Chairman of the Board of Directors, its President or any of its Vice Presidents, which may, but need not, be attested by its Secretary or any of its Assistant Secretaries. Such signatures may be the manual, facsimile or electronic signatures of such officers. Typographical and other minor errors or defects in any such signature shall not affect the validity or enforceability of any Security that has been duly authenticated and delivered by the Trustee.”

(d)         Section 501(5) of the Indenture is hereby amended by replacing the reference to “$20,000,000” with “75,000,000”.

(e)         Section 704 of the Indenture is hereby amended by adding:

(i) the following provision immediately following subsection (3):

“Notwithstanding anything to the contrary herein, any requirement to file with the Trustee reports and the other information required by this Section 704 shall be deemed satisfied to the extent the Company has filed such reports and other information with the Commission.”; and

(ii) the following paragraph at the end of Section 704:

“Delivery of reports, information and documents to the Trustee under this Section 704 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee will have no obligation whatsoever to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with its covenants under this Indenture or with respect to any reports or other documents filed with the Commission via the EDGAR system (or any successor thereto) or any other website, or to participate in any conference calls.”

(f)            Section 1004 of the Indenture is hereby amended by deleting the two paragraphs therein in their entirety and replacing them with the following:

“The Company agrees for the benefit of Holders of Senior Securities only, that unless otherwise provided herein, the Company will not itself, and will not permit any Subsidiary to, create, incur, issue, assume or guarantee any Debt secured after the date of the Indenture by pledge of, or mortgage or other lien (“Mortgage”) on, any Principal Property of the Company or any Significant Subsidiary, or any shares of stock or Debt of any Significant Subsidiary without effectively providing that the Senior Securities of all series issued pursuant to the Indenture (together with, if the Company shall so determine, any other Debt of the Company or such Significant Subsidiary then existing or thereafter created which is not subordinate to the Senior Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such secured Debt shall be so secured.

This restriction does not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by: (i) Mortgages existing on the date of the first issuance of Securities under this Indenture; (ii) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Significant Subsidiary; (iii) Mortgages in favor of the Company or any Significant Subsidiary; (iv) Mortgages in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute; (v) Mortgages on any real or personal property existing at the time of acquisition thereof or created within one year of such acquisition; (vi) Mortgages to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost or construction or improvement of the property subject to such Mortgage, provided, however, that (a) the principal amount of any Debt secured by such Mortgage does not exceed 100% of such purchase price or cost and (b) such Mortgage does not extend to or cover any other property other than such item or property and any improvements on such item; (vii) Mortgages securing industrial revenue, development or similar bonds; (viii) Mortgages created in connection with a project financed, or assets acquired, with, and created to secure any Nonrecourse Obligations; (ix) Mortgages securing indebtedness, the principal amount of which when aggregated with all Attributable Debt of the Company and its Significant Subsidiaries in respect of sale and leaseback transactions (as defined in Section 1005) does not exceed 15% of Consolidated Net Tangible Assets; (x) any extension, renewal, refunding or replacement (or successive extensions, renewals, refundings or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (ix), inclusive; provided, however, that (a) such extension, renewal, refunding or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed, refunded or replaced (plus improvements on such property) and (b) the Debt secured by such Mortgage at such time is not increased.”

(g)         Section 1005 of the Indenture is hereby amended by replacing the reference to “10% of Consolidated Net Tangible Assets” with “15% of Consolidated Net Tangible Assets”.

(h)         The first sentence of Section 1104 of the Indenture is hereby amended by replacing “not less than 30 nor more than 60 days prior to the Redemption Date” with “not less than 15 days nor more than 60 days prior to the Redemption Date”.

(i)          Section 1104 of the Indenture is hereby amended by adding the following after the last sentence of Section 1104: “At the Company’s option, a notice of redemption may be conditioned on the satisfaction of one or more conditions specified therein.”

Article Two
MISCELLANEOUS PROVISIONS

Section 201      All capitalized terms used herein which are not defined herein shall have the meanings assigned to them in the Indenture.

Section 202      This Supplemental Indenture shall be effective as of the date first above written.

Section 203      This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 204      This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same Supplemental Indenture.

Section 205     The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein (other than those made expressly by the Trustee) are deemed to be those of the Company and not of the Trustee.

Section 206      Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Supplemental Indenture to be made upon, given or furnished to, or filed with:

(a)        the Trustee by the Company shall be sufficient for every purpose herein if made, given, furnished or filed in writing to or with the Trustee at U.S. Bank Corporate Trust Services, 101 North First Avenue, Suite 1600, Phoenix, AZ 58003, or at any other address subsequently furnished in writing to the Company by the Trustee; or

(b)        the Company by the Trustee shall be sufficient for every purpose herein if in writing and mailed, first-class postage prepaid, to the Company addressed to it at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, AZ 85254, Attention: Treasurer, or at any other address subsequently furnished in writing to the Trustee by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

CARLISLE COMPANIES INCORPORATED

By:	/s/ Robert M. Roche
Name:	Robert M. Roche

Title:	Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mary Ambriz-Reyes
Name:	Mary Ambriz-Reyes
Title:	Vice President